Exhibit 3(B)

Selling Agreement for Group and Group Variable Annuities

This Agreement, dated is entered into by
(“Broker/Dealer”) and
(Broker/Dealer)

(Affiliated or Associated Life Agent or Agency)

together referred to as (“Producer”), and StanCorp Equities, Inc. (“SEI”) under agreement with its affiliate Standard Insurance Company (“Standard”) in order to market and service group annuity and group variable annuity contracts issued by Standard and underwritten and distributed by SEI (“Contract” or “Contracts”). These Contracts will be marketed and sold through brokers who are appointed insurance agents of Standard and registered representatives of the Broker/Dealer (“Registered Representative” or “Registered Representatives”).

SEI and Broker/Dealer are registered as broker/dealers with the Securities and Exchange Commission (“SEC”) and are members of the National Association of Securities Dealers, Inc. (“NASD”). Broker/Dealer or an affiliated or associated agency is also licensed as a life insurance agency under the insurance laws of the various states in which it operates.

In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follow.

I.	SOLICITATION OF CONTRACT APPLICATIONS

Standard will appoint Registered Representatives to solicit and procure applications for, and service the Contracts. This appointment is not deemed to be exclusive in any manner and only extends to those jurisdictions in which the Contracts have been approved for sale and in which Producer and respective Registered Representative are properly licensed, under federal and state securities and insurance laws and regulations and NASD rules, and appointed. Applications shall be taken only on the application forms supplied by SEI and Standard. All completed applications, supporting documents and initial and subsequent payments are the sole property of SEI and Standard and must be promptly delivered to SEI and Standard at such address as they may from time to time designate. All applications are subject to acceptance by SEI and Standard in their sole discretion.

II.	SALES MATERIAL

Producer and its officers, employees and Registered Representatives shall not give any information or make any representations or statements concerning the Contracts other than information or representations contained in and accurately derived from the prospectus or statement of additional information for the Contract or other material approved by SEI and Standard. In accordance with the requirements under the federal and state securities and insurance laws and regulations, Producer shall maintain complete records indicating the manner and extent of distribution of any such solicitation material. This material shall be made available to appropriate federal and state regulatory agencies as required by law or regulation. Producer shall not use any sales material that it does not receive from SEI or Standard. Producer will only use the material it receives from SEI and Standard in a manner authorized by SEI and Standard. In the case that Producer violates this Section II. by using unauthorized sales material or using authorized sales material in an unauthorized manner, Producer shall hold SEI and Standard and its affiliates harmless from any liability arising from such use.

III.	COMPENSATION

Sales commissions for each Contract are established by a single case commission agreement between Standard, SEI and Producer, as such may be amended from time to time, and shall be paid directly to Producer, in a manner appropriate under applicable state insurance laws and regulations, by Standard on behalf of SEI. These commissions will be paid as a percentage of deposits received and/or of accumulated assets. In no event shall SEI or Standard be liable for payment with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and registered under federal, state, and NASD authorities prior to the commencement of such solicitation. Producer warrants that all necessary contractual arrangements are in place to enable SEI and Standard to pay Producer for business produced by Registered Representatives in the jurisdictions in which they hold licenses. In no case will Producer be compensated for any transactions if it is not properly registered as a broker-dealer at the time of the sale and at the time of the payment. Producer shall pay all compensation, if any, due to any person including Registered Representatives with respect to Contracts which are subject to this Agreement, and no Registered Representative or person other than Producer shall have any claim against SEI or Standard on account of the sale or service of any Contracts. SEI and Standard shall have no obligation to make compensation payments except as provided herein.

Commissions will be paid only while the Producer is the duly licensed broker-dealer of record. No assignment or transfer of the commissions payable to Producer shall bind SEI or Standard without its consent. Neither Producer, its agents, nor Registered Representatives shall have any interest in any compensation paid by Standard to SEI, now or hereafter, in connection with the sale of any Contracts. Producer and Registered Representatives expressly waive any right to receive commission payments until such time as SEI is in receipt of such commissions.

Producer shall be solely responsible for all expenses it incurs in carrying out its duties and obligations under this Agreement.

Standard shall not be obligated to pay commissions under this Agreement unless: (i) Standard is in receipt of all information necessary to issue a Contract; (ii) Standard has received the minimum initial premium payment; and (iii) any applicable cancellation period that may apply to the Contract has expired.

Upon termination of this Agreement, all compensation to the Producer hereunder not earned prior to such termination shall cease; however, Producer shall continue to be liable for any chargebacks or for any other amounts advanced by or otherwise due to SEI and Standard hereunder. With respect to any Contract that is rescinded or not issued by Standard, as determined by Standard in its sole discretion, 100% of compensation may be charged back. Further, commissions may be reduced by amounts attributable to withdrawals within 12 months from the date of the first new deposit or transfer deposit, in Standard’s sole discretion.

Nothing in this Agreement shall be construed as giving Producer the right to incur any indebtedness on behalf of SEI and Standard. Producer hereby authorizes SEI and Standard to set off its respective liabilities to SEI and Standard against any and all amounts otherwise payable to it by SEI and Standard.

IV.	PRODUCER COMPLIANCE

Producer is and will at all times during the course of this Agreement be a Broker/Dealer registered with the SEC and a member in good standing of the NASD and shall fully comply with the rules and requirements of the NASD and all other applicable federal and state securities and insurance laws, rules and regulations. Producer shall establish rules, procedures, supervisory and inspection techniques necessary to diligently supervise the activities of its Registered Representatives. Producer will ensure that sales of the Contracts will not occur in jurisdictions in which Standard or Producer is not licensed to sell the Contracts.

It is not anticipated that Registered Representatives will accept customer applications, premiums, purchase payments or other money with respect to Contracts. In the event, however, that a Registered Representative receives a customer application or a customer payment, Producer will promptly forward the application and/or the payment to SEI. Producer shall ensure that all customer checks shall be made payable to Standard Insurance Company. Registered Representatives and Producer are prohibited from accepting a cash payment for any Contract. Producer shall ensure that all Registered Representatives are trained with regard to the proper handling of customer applications and customer payments for Contracts. Producer will promptly forward to SEI all applications with any premiums received without deducting for compensation of the Producer. For purposes of this Section IV, “promptly” means no later than noon of the next business day.

Producer shall promptly deliver all required prospectuses to customers pursuant to federal and state securities laws and regulations.

Producer shall ensure that its Registered Representatives shall not make recommendations to a Contract applicant in the absence of reasonable grounds to believe that the recommendation is suitable for such applicant based upon information furnished after reasonable inquiry of the applicant’s insurance and investment objectives, tax status, financial situation and needs, and any relevant information. Producer shall review all applications for suitability in accordance with NASD rules and interpretations relating hereto. Standard reserves the right to make its own determination concerning the acceptability of any application and to return any premium tendered in connection therewith.

V.	RECORDKEEPING

Producer shall comply with all recordkeeping requirements imposed on broker-dealers under the Securities Exchange Act of 1934, the SEC regulations and interpretive guidance thereunder, and the NASD Rules. Producer will comply with any recordkeeping requirements imposed on insurance agents under any applicable state insurance laws or regulations. Producer shall forward to SEI and Standard such reports of said business conducted pursuant to this Agreement as SEI and Standard may reasonably prescribe. SEI and Standard shall have the right to enter the premise, during regular business hours, of any office of Producer to examine said records upon giving prior notice to Producer.

VI.	INDEMNIFICATION

Producer agrees to indemnify and hold harmless SEI, Standard, and their affiliates, employees, officers and directors from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which SEI, Standard, and their affiliates, employees, officers and directors may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by Producer and/or its officers, employees or Registered Representatives, or (b) any untrue statements made by Producer and/or its officers, employees or Registered Representatives, unless such statement is contained in the approved sales material for any Contract.

Standard agrees to indemnify and hold harmless Producer, its affiliates, employees, officers, directors, and Registered Representatives from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by Standard and/or its affiliates, employees, officers or directors, or (b) any untrue statement contained in, or material omission from, the sales material approved by Standard for a Contract issued by Standard.

SEI agrees to indemnify and hold harmless Producer, its affiliates, employees, officers, directors, and Registered Representatives from any and all losses, expenses (including reasonable attorney’s fees and court costs), damages and liabilities to which any of them may become subject insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) the non-performance or breach of this Agreement by SEI and/or its affiliates, employees, officers or directors, or (b) any untrue statement contained in, or material omission from, sales material approved by SEI for a Contract issued by SEI.

VII.	FIDELITY BOND

Producer represents that all its directors, officers, employees and Registered Representatives who have access to funds of SEI and Standard are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and defalcation, issued by a reputable bonding company. This bond shall be maintained at Producer expense. Such bond shall be at least equivalent to the minimum coverage required under the NASD Conduct Rules, endorsed to extend coverage to life insurance and annuity transactions. Producer acknowledges that SEI and Standard may require evidence that such coverage is in force and Producer shall promptly give notice to SEI and Standard of any notice of cancellation or change of coverage.

VIII.	LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of Standard. No person other than Standard has the authority to make, alter or discharge any Contract, certificate, supplemental contract or form issued by Standard. Standard may make such changes, as it deems advisable in the conduct of its business or discontinue at any time issuing any of its forms or contracts and no liability to the Producer will attach to SEI and Standard by reason of Standard so doing. No person other than Standard has the right to waive any provision with respect to any Contract. No person other than Standard has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name or on behalf of Standard.

IX.	COOPERATION

The parties hereto and their respective directors, officers, employees and Registered Representatives agree to cooperate fully in any insurance or securities regulatory inspection, inquiry, investigation or proceeding, or any judicial proceeding with respect to SEI, Standard, or any of their officers, directors, employees, registered representatives and affiliates to the extent that such inspection, inquiry, investigation or proceeding is in connection with Contracts distributed under this Agreement. Each party agrees to promptly notify the other parties in the event that it receives a notice of any regulatory inspection, inquiry, or proceeding.

The parties hereto and their respective directors, officers, employees and Registered Representatives shall cooperate with one another in the investigation and settlement of all claims against either of them or their respective directors, officers, employees and Registered Representatives relating to the solicitation or sale of Contracts under this Agreement. Each party shall promptly forward to each other party any notice or other relevant information that may come into its possession, including, but not limited to customer complaints. In the context of this Section IX, “promptly” shall be interpreted to mean notification within three business days of the receipt of any notice covered by this section.

This section IX will continue in force after the termination of this Agreement.

X.	GENERAL PROVISIONS

A. Waiver

Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance.

B. Independent Contractor

Producer and the Registered Representatives associated with Producer are independent contractors and not employees of SEI or Standard.

C. Assignment

No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without the prior written consent of the other parties.

D. Notice

Any notice given pursuant to this Agreement shall be mailed, postage paid, to the addresses shown below or to such other address as the party shall give in writing to the other parties.

StanCorp Equities, Inc.

1100 S. W. Sixth Ave, 10th Fl

Portland, OR 97204

Attn: Jann Smith

Standard Insurance Company

Retirement Plans Division

P.O. Box 711

Portland, OR 97207-0711

Attn: Marilyn Bishop

[Name

Address

City, State, Zip]

Attn: [    ]

E. Severability

The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

F. Amendment

This Agreement may be amended in a writing signed by all parties to this Agreement.

G. Termination

This Agreement will terminate immediately upon the event that Producer is no longer a member firm of NASD, or no longer possesses the requisite licenses and appointments. All parties agree to notify all other parties in the event such event occurs.

Any party upon written notice may terminate this Agreement, and termination shall be effective immediately.

H. Confidentiality

During the course of performance under this Agreement, each party, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives may or will obtain or have access to certain proprietary information of the other parties, or their affiliates, including, without limitation, information relating to a contractowner’s retirement plan and participant accounts in the retirement plan, “non-public personal information” (as defined under Title V of the Gramm-Leach-Bliley Act and regulations promulgated thereunder, as amended), and information concerning the operations and distribution practices of the other parties, or their affiliates (collectively the “Proprietary Information”). Each party agrees, for itself, its affiliates, and their respective officers, directors, employees, agents and Registered Representatives: (a) to keep the Proprietary Information confidential and to maintain procedures designed to maintain that confidentiality; (b) to use the such Proprietary Information only as is necessary to carry out the terms and conditions of this Agreement; and (c) not to disclose such information to others without prior written consent of that party, except as may be required by law.

This Subsection H will continue in force after the termination of this Agreement.

I. Anti-Money Laundering Requirements and Economic Sanctions Programs

Each of the parties agrees to comply with all applicable anti-money laundering laws, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA Patriot Act (“the Act”), its implementing regulations, and related SEC and SRO rules as applicable. These requirements include but are not limited to requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence and to implement anti-money laundering compliance programs.

IN WITNESS WHEREOF, the parties have executed this Agreement to take effect on the date shown above.

BROKER/DEALER:

Name of Life Agent or Agency (if other than Broker/Dealer)

By:		By:
Name:		Name:
Title:		Title:
Date:		Date:

STANCORP EQUITIES, INC. 1100 S.W. Sixth Avenue, 10th Floor Portland, OR 97204		STANDARD INSURANCE COMPANY P.O. Box 711 Portland, OR 97207

By:		By:
Name:	Marilyn Bishop	Name:	Gary Loven
Title:	Vice President	Title:	Vice President
Date:		Date: